EXHIBIT 23.1

Consent Of Independent Registered Public Accountants

As independent registered public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 28, 2008 included in the Bioject Medical Technologies Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and to all references to our Firm included in this Registration Statement.

/s/    MOSS ADAMS LLP

Portland, Oregon

August 26, 2008

II-7